Exhibit A

STOCK PURCHASE AGREEMENT, dated as of December 4, 2019 (this “Agreement”), between AAPC Hong Kong Limited (“Seller”), a company incorporated under the laws of Hong Kong, and the purchaser listed on Schedule I attached hereto (the “Purchaser”).

WHEREAS, Seller is the beneficial owner of 24,895,543 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Huazhu Group Limited, a company incorporated under the laws of the Cayman Islands (“HTHT”), and 4,980,000 American Depositary Shares evidenced by American Depositary Receipts, each American Depositary Share representing one Ordinary Share, issued under the Deposit Agreement, dated as of March 25, 2010, by and among HTHT, Citibank, N.A., as depositary, and all holders and beneficial owners of American Depositary Shares issued thereunder (as amended from time to time); and

WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, such number of Ordinary Shares set forth opposite the Purchaser’s name in column (3) of Schedule I attached hereto (the “Purchased Shares”), in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase of the Purchased Shares

SECTION 1.01. Purchase of the Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to the Purchaser at the Closing, the Purchased Shares, for the purchase price set forth opposite the Purchaser’s name in column (4) of Schedule I attached hereto (the “Purchase Price”).

SECTION 1.02. The Closing. Subject to the satisfaction or waiver of the conditions to the Closing set forth in ARTICLE V, the closing (the “Closing”) of the purchase and sale under Section 1.01 shall take place at 10:00 a.m., Eastern Time, on December 9, 2019; or such later date as may be mutually agreed to by Seller and the Purchaser (the “Closing Date”); provided, that (x) the parties acknowledge that the delivery of the stock certificates referred to in Section 1.03 below may be delayed due to HTHT and its share transfer procedures and (y) in such event Seller may designate a later closing date in writing to the Purchaser it being agreed that Seller shall use reasonable best efforts to cause HTHT to deliver the stock certificates referred to in Section 1.03 below to the Purchaser as promptly as practicable.

SECTION 1.03. Closing Deliveries.

(a) Closing Deliveries of the Purchaser. At the Closing, the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule II attached hereto.

(b) Closing Deliveries of the Seller. At the Closing, Seller shall cause HTHT to issue and deliver to the Purchaser a stock certificate representing the Purchased Shares in the amount set forth opposite the Purchaser’s name in column (3) of Schedule I attached hereto duly registered in the name of the Purchaser.

ARTICLE II

Representations and Warranties of Seller

Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

SECTION 2.01. Authority; No Other Action. (a) Seller is validly existing and in good standing under the laws of Hong Kong and has the full right, power and authority to enter into and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Seller and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) No action by or in respect of, or filing with any Hong Kong or United States federal, state, local or foreign governmental authority, agency, court or official (a “Governmental Entity”) is required for the execution, delivery and performance of this Agreement by Seller, other than filing with the Securities and Exchange Commission by Seller or certain of its affiliates an amendment to its Schedule 13D.

SECTION 2.02. No Conflicts; No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any party the right to accelerate any obligation under, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of its assets is subject, except to the extent, in each case of clauses (a) or (b), as would not prevent, materially delay or impair the consummation of the transactions contemplated hereby.

SECTION 2.03. Ownership of the Purchased Shares. Seller is the legal and beneficial owner of the Purchased Shares, free and clear of all liens, encumbrances, claims, pledges, security interests and other charges of every kind with full right, power and authority to transfer the Purchased Shares to the Purchaser. No other individual or entity has any right to purchase, receive, acquire, control the right to vote, or receive the economic benefit of the Purchased Shares.

SECTION 2.04. No General Solicitation; Status of Purchased Shares. Seller did not offer or sell the Purchased Shares by any form of general solicitation or general advertising. Assuming the accuracy of the Purchaser’s representations and warranties set forth in ARTICLE III, the offer and sale of the Purchased Shares, in conformity with the terms of this Agreement, are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”).

ARTICLE III

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

SECTION 3.01. Authority; No Other Action. (a) The Purchaser is validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power and authority to enter into and perform this Agreement and this Agreement has been duly authorized, executed and delivered by the Purchaser and is a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b) No action by or in respect of, or filing with any Governmental Entity is required for the execution, delivery and performance of this Agreement by the Purchaser.

SECTION 3.02. No Conflicts; No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Purchaser is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any party the right to accelerate any obligation under, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of its assets is subject.

SECTION 3.03. Exemption from Registration. The Purchaser acknowledges and understands that Seller is selling the Purchased Shares to the Purchaser pursuant to an exemption from the registration requirements of Section 5 under the Securities Act.

SECTION 3.04. Investment Intent. The Purchaser is acquiring the Purchased Shares solely for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of the Securities Act, and acknowledges and understands that the Purchased Shares may not be sold or otherwise transferred by or for the account of Purchaser without registration under the Securities Act, except for sales or other transfers pursuant to valid exemptions from such registration requirements. The Purchaser is an informed and sophisticated purchaser, has engaged expert advisors, and either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment. The Purchaser acknowledges that the Seller may have access to (and may be or is in possession of) information about the Company and the Purchased Shares (which may include material, non-public information) that may be or is material and superior to the information available to the Purchaser and such information has not been disclosed to the Purchaser. The Purchaser acknowledges that the Seller has no obligation to disclose such information to the Purchaser and the Purchaser is purchasing the Purchased Shares from the Seller without any reliance on such Seller except for those representations and warranties expressly provided in ARTICLE II.

SECTION 3.05. Resale Restrictions. The Purchaser acknowledges and understands that the Purchased Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the Purchased Shares are registered under the Securities Act or an exemption therefrom is available, and that hedging transactions may not be conducted unless in compliance with the Securities Act and the Purchaser acknowledges that the certificates or book-entry notations representing the Purchased Shares may bear a restrictive legend to that effect.

SECTION 3.06. Non-U.S. Person. The Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act and is acquiring the Purchased Shares for its own account and not for the account or benefit of a U.S. person.

ARTICLE IV

Additional Agreements

SECTION 4.01. Further Assurances. In case at any time after the date hereof any further action is reasonably deemed necessary or desirable to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party.

SECTION 4.02. Resale Restrictions. The Purchaser agrees (a) to resell the Purchased Shares only (x) in accordance with the provisions of Regulation S under the Securities Act, which provide for certain sales outside the United States or to non-U.S. persons or accounts, (y) pursuant to registration under the Securities Act, or (z) pursuant to an available exemption from the registration requirements of the Securities Act; and (b) not to engage in hedging transactions with regard to the Purchased Shares unless in compliance with the Securities Act.

ARTICLE V

Closing Conditions

SECTION 5.01. Condition to Obligations of Each Party. The obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) At the Closing Date, there being in effect no preliminary, temporary or permanent injunction, applicable law, regulation or other order issued by any Governmental Entity of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein.

(b) At the Closing Date, no litigation, suit, action or proceeding commenced by any Governmental Entity of competent jurisdiction shall be pending which seeks to prevent or enjoin the transactions contemplated hereby.

SECTION 5.02. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the sale and purchase of the Purchased Shares shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Purchaser contained in ARTICLE III of this Agreement (i) that are qualified by materiality shall be true and correct in all respects, and (ii) that are not qualified by materiality, shall be true and correct in material respects, in each case of (i) and (ii), as of the date of this Agreement and as of the Closing (except for representations and warranties that expressly speak as of a specified date, in which case as of such specified date).

(b) The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

SECTION 5.03. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the sale and purchase of the Purchased Shares shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Seller contained in ARTICLE II of this Agreement (i) that are qualified by materiality shall be true and correct in all respects, and (ii) that are not qualified by materiality, shall be true and correct in material respects, in each case of (i) and (ii), as of the date of this Agreement and as of the Closing (except for representations and warranties that expressly speak as of a specified date, in which case as of such specified date).

(b) The Seller shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

(c) At or prior to the Closing, all required corporate approvals of the directors of HTHT in order to consummate the transactions contemplated hereby, including pursuant to HTHT’s organizational documents and under any applicable law, shall have been completed with sufficient evidence thereof provided to the Purchaser.

ARTICLE VI

Termination

SECTION 6.01. Termination. This Agreement may be terminated:

(a) at any time prior to the Closing by the mutual written consent of the Seller and the Purchaser;

(b) by the Purchaser, in the event of a material breach of any provision of this Agreement by the Seller;

(c) by the Seller, in the event of a material breach of any provision of this Agreement by the Purchaser; or

(d) notwithstanding clauses (b) and (c) of this Section 6.01, by any party hereto by written notice thereof to the other party hereto, in the event the Closing has not occurred on or before December 31, 2019.

SECTION 6.02. Effect of Termination. Upon the termination of this Agreement pursuant to Section 6.01, all further obligations of the parties hereto under this Agreement (other than this ARTICLE VI and Section 7.05 and 7.08, which shall survive the termination of this Agreement) shall terminate without liability of any party to the other party hereto, except that no such termination shall relieve any party hereto from liability for any fraud or breach of this Agreement that occurred prior to such termination.

ARTICLE VII

Miscellaneous

SECTION 7.01. Entire Agreement. (a) This Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations (whether written or oral) by or between the parties or their respective representatives and affiliates, in each case, to the extent they relate in any way to the subject matter hereof.

(b) The Purchaser has not received any other representations or warranties from any person in connection with the sale of the Purchased Shares hereunder other than the representations and warranties of Seller set forth in Article II hereof, and the Purchaser is further not relying on any other information from or other representations or warranties by any other person concerning Seller’s sale of the Purchased Shares under the terms and conditions set forth herein.

SECTION 7.02. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon Seller and the Purchaser and its successors and permitted assigns. Neither party may assign either this Agreement or any of its respective rights, interests or obligations hereunder without the prior written approval of the other party.

SECTION 7.03. Amendment. This Agreement may be amended, modified, superseded or cancelled and any of the provisions hereof may be waived only by a written instrument signed by Seller and the Purchaser or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 7.04. Notices. All statements, requests, notices and agreements hereunder shall be in writing and shall be deemed to have been duly given when delivered by facsimile, electronic mail, courier service or personal delivery to the address, electronic mail address or facsimile number set forth below:

(a) to Seller at:

AAPC Hong Kong Limited

Room 701, 7/F, Office Plus@Wanchai

303 Hennessy Road

Wan Chai, Hong Kong

Attn: Louise Daley

E-mail: louise.daley@accor.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Jeffrey A. Horwitz

Facsimile: +1 212-969-2900

Email: jhorwitz@proskauer.com

&

Proskauer Rose

17/F, Two Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Yuval Tal

Facsimile: +852 3410 8001

Email: ytal@proskauer.com

(b) to the Purchaser at: the address set forth in column (2) of Schedule I attached hereto,

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eleazer Klein, Esq.

Facsimile: (212) 593-5955

Email: ele.klein@srz.com

SECTION 7.05. Applicable Law. This agreement will governed by and construed in accordance with New York law without giving regard to the choice of law provisions thereof.

SECTION 7.06. Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

SECTION 7.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.08. Exclusive Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal and New York State courts located in the borough of Manhattan (and appellate courts thereof) for the purposes of any suit, action or other proceeding arising out of this Agreement, any agreement entered into in connection with this Agreement or any transaction contemplated hereby or thereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the borough of Manhattan. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth pursuant to Section 7.04 hereof shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this clause. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any agreement entered into in connection with this Agreement or the transactions contemplated hereby or thereby in (i) any state court located in the borough of Manhattan, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement. Each party (i) certifies that no representative, agent or attorney of another party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 7.08(b).

SECTION 7.09. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality of unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 7.10. Adjustment for Share Combination, etc. In the event of any subdivision, combination or share or extraordinary dividend of or on the Purchased Shares, with an effective or record date from the date hereof until the Closing, the Parties shall negotiate in good faith an amendment to this Agreement to amend the references to a specific number of Purchased Shares and the purchase price per Purchased Share to reflect the effect of such subdivision, combination or dividend.

SECTION 7.11. Independent Decision. The Purchaser has independently and without reliance upon Seller, any of Seller’s affiliates or any of their respective employees, officers, directors, members, managers, agents or other representatives, and based on such information the Purchaser has deemed appropriate in its sole discretion, made its own analysis and decision to enter into this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLER:

AAPC HONG KONG LIMITED

By:	/s/ Louise Daley
Name: Louise Daley
Title: Director

PURCHASER:

GAOLING FUND, L.P.

By:	/s/ Cuifang (Tracy) Ma
Name: Cuifang (Tracy) Ma
Title: Authorized Signatory

[Signature Page to the Stock Purchase Agreement]